Kenneth R. Allen	972.647.6730
Vice President-Finance and	Email: kallen@txi.com
Chief Financial Officer

TXI REPORTS THIRD QUARTER RESULTS

Dallas, TX – March 26, 2009 – Texas Industries, Inc. (NYSE-TXI) today reported financial results for the quarter ended February 28, 2009.  Net income was $10.3 million or $.37 per share and included after tax gain of $3.2 million or $.12 per share from the sale of real estate associated with our north Texas aggregate operations.  Net income for the quarter ended February 29, 2008 was $14.6 million or $.53 per share.

General Comments

“Our results reflect the exemplary work of our employees and the benefits of their operating decisions during the last six months,” stated Mel Brekhus, Chief Executive Officer.  “We have suspended the operation of some of our plants, adjusted shifts, reduced overtime, trimmed head count and otherwise altered the way we operate our facilities, and it is paying off.”

“TXI remains focused on pursuing every opportunity to meet market demand as cost effectively as possible,” added Brekhus.  “Our unit costs only increased 2%, 4% and 10% in our consumer products, aggregate and cement segments respectively despite a decline in shipments of approximately 30% for all major products.  A specific example of our results is the fact that our ready-mix volumes are down 28% and our yards per man hour metric is down only 6%.  Additionally, we recently announced internally a wage and salary freeze beginning June 1st and the board of directors, executive officers and I have voluntarily chosen to reduce our compensation in fiscal year 2010.”

“We are on track to stop construction in early May,” Brekhus said about the delay of the central Texas cement plant expansion announced this past January.   “We will resume the project once market conditions improve.  The delay is still expected to defer $40-60 million in cash payments that would have primarily been made during fiscal year 2010 to complete the project on schedule.”

A teleconference will be held today, March 26, 2009 at 1:00 Central Daylight Time to further discuss quarter results.  A real-time webcast of the conference is available by logging on to TXI’s website at www.txi.com.

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The following is a summary of operating results for our business segments and certain other operating information related to our principal products.

Cement Operations

	Three months ended		Nine months ended
	February 28,	February 29,	February 28,	February 29,
In thousands except per unit	2009	2008	2009	2008

Operating Results
Total cement sales	$75,557	$103,891	$285,368	$349,900
Total other sales and delivery fees	5,882	9,249	25,482	25,684
Total segment sales	81,439	113,140	310,850	375,584
Cost of products sold	67,919	85,983	266,682	288,662
Gross profit	13,520	27,157	44,168	86,922
Selling, general and administrative	(2,788)	(3,190)	(12,830)	(12,142)
Other income	1,399	753	7,550	2,258
Operating Profit	$12,131	$24,720	$38,888	$77,038

Cement
Shipments (tons)	837	1,142	3,139	3,751
Prices ($/ton)	$90.17	$91.01	$90.90	$93.28
Cost of sales ($/ton)	$73.92	$67.13	$77.76	$70.38

Operating profit for the three-month period ended February 28, 2009 was $12.1 million, a decrease of $12.6 million from the prior year period.

Total cement sales for the three-month period ended February 28, 2009 decreased $28.3 million from the prior year period as construction activity declined in both our Texas and California market areas.  Our Texas market area accounted for approximately 74% of total cement sales in the current period compared to 71% of total cement sales in the prior year period.  In our Texas market area, cement shipments decreased 28% from the prior year period and average prices increased 4%.  In our California market area, cement shipments decreased 24% from the prior year period and average prices decreased 14%.

 Cost of products sold for the three-month period ended February 28, 2009 decreased $18.1 million from the prior year period. The effect of lower shipments and lower labor, supply and maintenance costs was partially offset by higher depreciation at our Oro Grande, California cement plant and higher coal costs.  Cement unit costs increased 10% from the prior year period primarily due to lower production levels.

Selling, general and administrative expense for the three-month period ended February 28, 2009 decreased $0.4 million from the prior year period primarily due to lower insurance expense offset in part by higher legal and other professional expenses.

Other income for the three-month period ended February 28, 2009 was comparable to the prior year period.

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Aggregate Operations

	Three months ended		Nine months ended
	February 28,	February 29,	February 28,	February 29,
In thousands except per unit	2009	2008	2009	2008

Operating Results
Total stone, sand and gravel sales	$26,889	$37,699	$103,235	$120,827
Total other sales and delivery fees	25,882	28,124	81,838	89,104
Total segment sales	52,771	65,823	185,073	209,931
Cost of products sold	43,691	57,124	153,905	171,776
Gross profit	9,080	8,699	31,168	38,155
Selling, general and administrative	(2,379)	(3,808)	(9,708)	(11,595)
Other income	5,466	76	6,336	719
Operating Profit	$12,167	$4,967	$27,796	$27,279

Stone, sand and gravel
Shipments (tons)	3,267	5,010	13,073	16,424
Prices ($/ton)	$8.23	$7.52	$7.90	$7.36
Cost of sales ($/ton)	$7.23	$6.92	$6.55	$6.00

Operating profit for the three-month period ended February 28, 2009 was $12.2 million, an increase of $7.2 million from the prior year period.

Total segment sales for the three-month period ended February 28, 2009 decreased $13.1 million from the prior year period as total stone, sand and gravel sales were down $10.8 million.  Total stone, sand and gravel shipments decreased 35% from the prior year period and average prices increased 9%.

Cost of products sold for the three-month period ended February 28, 2009 decreased $13.4 million from the prior year period as labor hours were reduced in response to lower shipments and supplies and maintenance costs declined.  Stone, sand and gravel unit costs increased 4% and shipments declined 35% from the prior year period.

Selling, general and administrative expense for the three-month period ended February 28, 2009 decreased $1.4 million from the prior year period primarily due to lower insurance expense and incentive compensation expense.

Other income for the three-month period ended February 28, 2009 increased $5.4 million from the prior year period.  Other income in the current period includes a gain of $5.0 million from the sale of real estate associated with our north Texas aggregate operations.

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Consumer Products Operations

	Three months ended		Nine months ended
	February 28,	February 29,	February 28,	February 29,
In thousands except per unit	2009	2008	2009	2008

Operating Results
Total ready-mix concrete sales	$53,306	$69,699	$197,032	$233,922
Total other sales and delivery fees	13,294	12,361	45,436	40,695
Total segment sales	66,600	82,060	242,468	274,617
Cost of products sold	60,569	78,361	228,742	253,920
Gross profit	6,031	3,699	13,726	20,697
Selling, general and administrative	(2,142)	(4,755)	(10,173)	(13,591)
Other income	651	575	1,216	1,097
Operating Profit (Loss)	$4,540	$(481)	$4,769	$8,203

Ready-mix concrete
Shipments (cubic yards)	614	857	2,330	2,905
Prices ($/cubic yard)	$86.87	$81.26	$84.59	$80.50
Cost of sales ($/cubic yard)	$80.45	$79.15	$81.24	$75.91

Operating profit for the three-month period ended February 28, 2009 was $4.5 million, an increase of $5.0 million from the prior year period.

Total segment sales for the three-month period ended February 28, 2009 decreased $15.5 million as total ready-mix concrete sales were down $16.4 million.  Total ready-mix concrete volumes decreased 28% from the prior year period and average prices increased 7%.

Cost of products sold for the three-month period ended February 28, 2009 decreased $17.8 million from the prior year period as labor hours were reduced in response to lower shipments and supplies, maintenance and diesel costs declined.  Overall ready-mix concrete unit costs increased 2% and volumes declined 28% from the prior year period.

Selling, general and administrative expense for the three-month period ended February 28, 2009 decreased $2.6 million from the prior year period primarily due to lower insurance expense and incentive compensation expense.

Other income for the three-month period ended February 28, 2009 was comparable to the prior year period.

Unallocated Overhead and Other Income

	Three months ended		Nine months ended
	February 28,	February 29,	February 28,	February 29,
In thousands	2009	2008	2009	2008

Other income	$24	$137	$145	$424
Selling, general and administrative	(4,888)	(2,845)	(9,687)	(7,329)
	$(4,864)	$(2,708)	$(9,542)	$(6,905)

Unallocated overhead and other income relate primarily to certain environmental, engineering and other administrative operating activities not attributable to a specific segment.  Unallocated selling, general and administration expense for the three-month and nine-month periods ended February 28, 2009 increased from the prior year periods $2.0 million and $2.4 million, respectively, primarily due to increased insurance expense for undeveloped claims.

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Corporate

	Three months ended		Nine months ended
	February 28,	February 29,	February 28,	February 29,
In thousands	2009	2008	2009	2008

Other income	$404	$545	$3,149	$3,283
Selling, general and administrative	(3,785)	(6,119)	(6,786)	(19,307)
	$(3,381)	$(5,574)	$(3,637)	$(16,024)

Other income for the three-month period ended February 28, 2009 was comparable to the prior year period.

Corporate selling, general and administrative expense for the three-month period ended February 28, 2009 decreased $2.3 million from the prior year period.  The decrease was primarily the result of $1.7 million lower incentive compensation expense and $0.8 million lower retirement expense.  Stock-based compensation was comparable to the prior year period.  Our incentive plans are based on financial performance.  Our stock-based compensation includes awards expected to be settled in cash, the expense for which is based on the average stock price at the end of each period until the awards are paid.  The impact of changes in our stock price reduced stock-based compensation $2.4 million and $2.8 million during three-month periods ended February 28, 2009 and February 29, 2008, respectively.

Interest

Interest expense incurred for the three-month period ended February 28, 2009 was $13.0 million, of which $4.7 million was capitalized in connection with our Hunter, Texas cement plant expansion project and $8.3 million was expensed.  Interest expense incurred for the three-month period ended February 29, 2008 was $7.5 million, all of which was capitalized in connection with our Hunter, Texas and Oro Grande, California cement plant expansion projects.  The $5.5 million increase was due to higher average outstanding debt and borrowings on life insurance contracts.

Income Taxes

Income taxes for the interim periods ended February 28, 2009 and February 29, 2008 have been included in the accompanying financial statements on the basis of an estimated annual rate.  The estimated annualized rate does not include the tax benefit of separately stated items in the amount of $0.6 million in the interim periods ended February 28, 2009.  The primary reason that the tax rate differs from the 35% federal statutory corporate rate is due to percentage depletion that is tax deductible, state income taxes and deductions for income from qualified domestic production activities.  Our estimated effective tax rate for fiscal year 2009 is 25.5% compared to 31.1% for fiscal year 2008.

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Potential risks and uncertainties include, but are not limited to, the impact of competitive pressures and changing economic and financial conditions on our business,  the cyclical and seasonal nature of our business, the level of construction activity in our markets, abnormal periods of inclement weather, unexpected periods of equipment downtime, unexpected operational difficulties, changes in the cost of raw materials, fuel and energy, changes in interest rates, the timing and amount of federal, state and local funding for infrastructure, inability to timely execute announced capacity expansions, ongoing volatility and uncertainty in the capital or credit markets, the impact of environmental laws, regulations and claims and changes in governmental and public policy, and the risks and uncertainties described in our reports on Forms 10-K, 10-Q and 8-K.  Forward-looking statements speak only as of the date hereof, and we assume no obligation to publicly update such statements.

TXI is the largest producer of cement in Texas and a major cement producer in California.  TXI is also a major supplier of construction aggregate, ready-mix concrete and concrete products.

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CONSOLIDATED BALANCE SHEETS
TEXAS INDUSTRIES, INC. AND SUBSIDIARIES

	(Unaudited) February 28,	May 31,
In thousands	2009	2008

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$33,865	$39,527
Receivables – net	104,199	155,676
Inventories	150,321	130,181
Deferred income taxes and prepaid expenses	17,733	30,398
TOTAL CURRENT ASSETS	306,118	355,782

OTHER ASSETS
Goodwill	60,110	60,110
Real estate and investments	32,361	59,971
Deferred charges and other	17,023	11,332
	109,494	131,413
PROPERTY, PLANT AND EQUIPMENT
Land and land improvements	157,204	139,544
Buildings	57,767	56,976
Machinery and equipment	1,242,984	1,208,905
Construction in progress	306,116	137,083
	1,764,071	1,542,508
Less depreciation and depletion	554,360	514,744
	1,209,711	1,027,764
	$1,625,323	$1,514,959

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$100,646	$128,497
Accrued interest, wages and other	35,083	47,846
Current portion of long-term debt	238	7,725
TOTAL CURRENT LIABILITIES	135,967	184,068

LONG-TERM DEBT	540,767	401,880

DEFERRED INCOME TAXES AND OTHER CREDITS	104,010	112,498

SHAREHOLDERS’ EQUITY
Common stock, $1 par value	27,704	27,493
Additional paid-in capital	468,870	459,877
Retained earnings	354,864	336,279
Accumulated other comprehensive loss	(6,859)	(7,136)
	844,579	816,513
	$1,625,323	$1,514,959

(Unaudited)
CONSOLIDATED STATEMENTS OF OPERATIONS
TEXAS INDUSTRIES, INC. AND SUBSIDIARIES

	Three months ended		Nine months ended
	February 28,	February 29,	February 28,	February 29,
In thousands except per share	2009	2008	2009	2008

NET SALES	$178,659	$230,535	$656,850	$762,462

Cost of products sold	150,028	190,980	567,788	616,688
GROSS PROFIT	28,631	39,555	89,062	145,774

Selling, general and administrative	15,982	20,717	49,184	63,964
Interest	8,344	--	24,885	--
Loss on debt retirements	--	--	907	--
Other income	(7,944)	(2,086)	(18,396)	(7,781)
	16,382	18,631	56,580	56,183
INCOME BEFORE INCOME TAXES	12,249	20,924	32,482	89,591

Income taxes	1,967	6,300	7,689	27,738
NET INCOME	$10,282	$14,624	$24,793	$61,853

Net income per share
Basic	$.37	$.53	$.90	$2.26
Diluted	$.37	$.53	$.89	$2.22

Average shares outstanding
Basic	27,680	27,398	27,584	27,359
Diluted	27,757	27,810	27,790	27,852

Cash dividends per share	$.075	$.075	$.225	$.225

(Unaudited)
CONSOLIDATED STATEMENTS OF CASH FLOWS
TEXAS INDUSTRIES, INC. AND SUBSIDIARIES

	Nine months ended
	February 28,	February 29,
In thousands	2009	2008

OPERATING ACTIVITIES
Net income	$24,793	$61,853
Adjustments to reconcile net income to cash provided by operating activities
Depreciation, depletion and amortization	51,199	40,980
Gains on asset disposals	(6,238)	(1,196)
Deferred income taxes	1,202	4,654
Stock-based compensation expense (credit)	(9,168)	(2,688)
Excess tax benefits from stock-based compensation	(1,771)	(3,519)
Loss on debt retirements	907	--
Other – net	1,384	1,307
Changes in operating assets and liabilities
Receivables – net	46,940	(9,045)
Inventories	(20,140)	(2,268)
Prepaid expenses	518	2,206
Accounts payable and accrued liabilities	(17,089)	(15,967)
Net cash provided by operating activities	72,537	76,317

INVESTING ACTIVITIES
Capital expenditures – expansions	(181,657)	(193,160)
Capital expenditures – other	(59,214)	(48,520)
Cash designated for property acquisitions	28,733	--
Proceeds from asset disposals	7,442	3,928
Investments in life insurance contracts	2,479	88,140
Other – net	11	218
Net cash used by investing activities	(202,206)	(149,394)

FINANCING ACTIVITIES
Long-term borrowings	327,250	213,000
Debt retirements	(197,676)	(144,313)
Debt issuance costs	(5,470)	(1,152)
Stock option exercises	4,341	2,678
Excess tax benefits from stock-based compensation	1,771	3,519
Common dividends paid	(6,209)	(6,161)
Net cash provided by financing activities	124,007	67,571
Decrease in cash and cash equivalents	(5,662)	(5,506)

Cash and cash equivalents at beginning of period	39,527	15,138
Cash and cash equivalents at end of period	$33,865	$9,632